U.S. SECURITIES AND EXCHANGE COMMISSION Washington D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d)
                 OF THE SECURITIES EXCHANGE ACT OF 1934

                     Date of Report October 14, 2004

                   ART'S-WAY MANUFACTURING CO., INC.
        (Exact Name of Registrant As Specified In Its Charter)

       Delaware                      0-05131            42-0920725
(State Or Other Jurisdiction of    (Commission         (IRS Employer
Incorporation or Organization)      File No.)         Identification
                                                        Number)

                              P.O. Box 288
                           Armstrong, IA 50514
            (Address of Principal Executive Offices) (Zip Code)

                            (712) 864-3131
                          (Telephone Number)

                            Not Applicable
      (Former name or former address, if changed since last report.)

ITEM 8.01 FINANCIAL INFORMATION ON COMPANY'S QUARTER ENDED AUGUST 31, 2004

ARMSTRONG, IOWA - Art's-Way Manufacturing Co., Inc., today (October 14,
2004) released the following results for the fiscal third quarter and nine months ended August 31, 2004.

Highlights:
    *Order backlogs are up to $2,564,000, compared to $782,000 a year ago *Year to date sales continue to exceed 2003, by 4%
    *Net income year to date shows a growth of 18%, due to deferred tax realization

               (all figures in thousands of dollars except per share amounts)
                                         Quarter Ended
                            August 31, 2004           August 31, 2003

Net Sales                       $3,399                     $3,808
Gross Profit                       914	                      953
Income from Operations             301                        380
Interest and Other Expense          16                         56

Income before Income Taxes         285                        323
Income tax expense (benefit)      (200)                         0
Net Income                         485                        323
Basic Income Per Share (a)       $0.25                      $0.17
Diluted Income Per Share (b)     $0.25                      $0.17


                                       Nine Months Ended
                            August 31, 2004           August 31, 2003

Net Sales                       $9,208                     $8,876
Gross Profit                     2,536                      2,296
Income from Operations             609                        822
Interest and Other Expense          81                        121

Income before Income Taxes         527                        700
Income tax expense (benefit)      (300)                         2
Net Income                         827                        698
Basic Income Per Share (a)       $0.43                      $0.36
Diluted Income Per Share (b)     $0.42                      $0.36

(a)	Basic income per share based on the weighted average number of shares outstanding 1,938,176 for all periods presented.

(b)	Diluted income per share based on the weighted average number of shares outstanding: 1,958,243 for the quarter and 1,958,574 for the nine months in 2004 and 1,954,279 for the quarter and 1,950,712 for the nine months in 2003

Fiscal year 2004, third quarter, net sales decreased by 10.8%, due to the timing of sales. We are expecting a spike in sales in the fourth quarter compared to 2003, due to carry over sales of beet equipment and increased sales of feed grinding equipment. Year to date sales remain 3.7% ahead of last year.

Gross profit, as a percent of sales was 27% for the quarter ended August 31, 2004, as compared to 25% a year ago. Year to date through August 31, 2004, gross profit was 28% compared to 26% for the prior year. Our 2004 beet equipment was sold on a contractual basis prior to the steel price increases, consequently our gross profit suffered, as we had to absorb price increases of approximately $225,000. Increasing steel prices are now being offset through Art's-Way product price increases.

Net income of $485,000 for the third quarter of 2004, compares to $323,000 for the prior year third quarter. Net income was positively affected by a $200,000 tax benefit recorded due to a decrease in the valuation allowance for deferred tax assets in the third quarter, and $300,000 year to date. Year to date net income of $827,000 compares to $698,000 one year ago, representing a 18% increase.

During the fiscal year our overall company has strengthened significantly, through the consolidation of manufacturing facilities and new product offerings. Orders as of August 31, 2004 are up to $2,564,000, representing a 228% increase over the same period a year ago. The increase is driven primarily from orders of sugar beet equipment, and feed grinders. We are expecting a positive fourth quarter due to these increased backlog numbers.


The information in this Current Report on Form 8-K shall not be deemed filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Art's-Way Manufacturing Co., Inc.
                                             (Registrant)

Date: October 14, 2004               By: /s/ John C. Breitung

                                     John C. Breitung, President and CEO